FOR IMMEDIATE RELEASE

CONTACT:           DAVID J. BRYANT
CHIEF FINANCIAL OFFICER
RESOURCE CAPITAL CORP.
1845 WALNUT STREET
10TH FLOOR
PHILADELPHIA, PA 19103
215/546-5005, 215/546-5388 (fax)

Resource Capital Corp. (“RCC”) Sells Agency Portfolio
to Facilitate Deployment of Equity into Commercial Sector

New York, N.Y., September 28, 2006 - Resource Capital Corp. (NYSE: RSO) (the "Company" or “RCC”), announced today that it has sold its entire Agency Residential Mortgage Backed Securities (“RMBS”) portfolio and terminated the related interest rate swap contract.

RCC announced today that it sold the remainder of its Agency RMBS portfolio and terminated the related interest rate swap contract. RCC intends to redeploy the equity of approximately $53.3 million into its growing and higher yielding commercial mortgage loan platform. Jonathan Cohen, CEO and President, commented; “this repositioning of significant capital should allow RCC to achieve higher returns than it would have otherwise achieved, and should meaningfully increase earnings and dividend prospects for the balance of 2006 and continuing into 2007. We chose to realize the loss today and redeploy our capital because we believe that the opportunity to increase our return on equity from this capital is significant. Our Agency portfolio was only yielding approximately 4% on a leveraged basis. RCC has continued to develop its commercial real estate lending capabilities and has built a large pipeline of commercial real estate loans which it expects to finance in the next three to six months.”

In selling its $775.7 million Agency RMBS portfolio, RCC expects to realize its previously unrealized loss of approximately $8.5 million, net of hedging activities. The Agency RMBS portfolio had corresponding repurchase agreement debt of $719.8 million and it will be paid down with the proceeds of this sale.

At June 30, 2006, RCC had recorded the negative mark to market impact, net of hedging activities, caused by interest rate movements over the past year, of $16.4 million through Other Comprehensive Income (OCI) as it had planned on holding the securities until maturity or a recovery of fair value would otherwise occur. Since the securities have been sold at a loss of approximately $8.5 million, the loss will now be reflected in the income statement for the three and nine months ending September 30, 2006.

Given the previous mark to market through OCI, RCC’s book value improved by $7.9 million since June 30, 2006 or approximately $0.44 per common share. In addition, as the securities were held for in excess of one year, the loss is treated as a capital loss to which RCC may offset against any capital gains it may incur prior to year end. If at year end RCC has a net capital loss, it may carry over the capital loss to each of the five taxable years succeeding the loss year. This capital loss does not impact estimated REIT taxable income and therefore, does not impact the amount RCC must distribute under the Internal Revenue Code requirement that, as a REIT, it must distribute at least 90% of its REIT taxable income.

About Resource Capital Corp.

Resource Capital Corp. is a specialty finance company that began operations in March 2005 and has elected and intends to continue to qualify as a real estate investment trust for federal income tax purposes. RCC’s investment strategy focuses on real estate-related assets, and, to a lesser extent, higher-yielding commercial finance assets with a concentration in the following asset classes: commercial real estate-related assets such as whole loans, B-notes, mezzanine loans and mortgage-related securities and commercial finance assets such as asset-backed securities, syndicated bank loans, equipment leases and notes, trust preferred securities and private equity investments principally issued by financial institutions. RCC is externally managed by Resource Capital Manager, Inc., a wholly owned subsidiary of Resource America, Inc. (NASDAQ: REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate, and equipment finance sectors. As of June 30, 2006, Resource America managed approximately $10.5 billion of assets in these sectors.

For more information, please visit our website at www.resourcecapitalcorp.com or contact investor relations at pschreiber@resourceamerica.com.

Safe Harbor Statement

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. RCC's actual results, performance or achievements could differ materially from those expressed or implied in this release.  Risks that could particularly affect the forward-looking statements in this release include risks pertaining to adverse changes in interest rates and RCC's ability to finance its loan portfolio. For information pertaining to these and other risks related to these forward-looking statements, see item 1A, under the caption “Risk Factors” contained in Item 1 of the Company’s Annual Report on Form 10-K.